EXHIBIT 10.16(a)


 INDEPENDENT SALES REPRESENTATIVE AGREEMENT BETWEEN ADVANCED KNOWLEDGE/ INC. AND
                           MEDIA PARTNERS CORPORATION

This agreement is made as of the 31st day of March, 2000 between Advanced Knowledge, Inc., 17337 Ventura Blvd., Encino, CA 91316 (hereinafter referred to as "Producer") and Media Partners Corporation, 1011 Western Avenue Suite 920 Seattle, WA 98104 (hereinafter referred to as "Distributor")

Whereas Producer is in the business of producing, manufacturing and distributing training videotapes and related training materials and whereas Distributor desires to distribute preview, rental and sale copies of Producer's titles and in consideration of the covenants and agreements herein contained, the above named parties hereby mutually agree to the following:

1.     LICENSE
Producer hereby grants to the Distributor for the term and under the conditions of this Agreement the non-exclusive right to preview, rent or sell those videos produced and/or distributed by Producer, in hard copy videocassette format only, and related materials mutually agreed upon in writing by both Producer and Distributor.

2.    TERM OF AGREEMENT
         2.1. The term of this license shall begin upon execution of this Agreement and expire, if not terminated earlier, one year from the date of this Agreement. This Agreement, if not terminated, will be automatically renewed on a year to year basis on its Anniversary Date. After the first Anniversary Date, this Agreement may be terminated with 30 days notice at any time by either party by serving written notice to the other party.
         2.2. Should Distributor terminate such Agreement, Producer agrees to honor all orders received from Distributor, subject to the terms and conditions contained in Paragraph 4. "Distributor Orders, Commission and Invoicing" for a period of 90 days following the date of termination to allow Distributor to follow up on current sales efforts.

3.     TERRITORY
Distributor's territory shall be only within the continental United States, Alaska, and Hawaii. Distributor understands, acknowledges and agrees that Distributor is expressly prohibited from soliciting business in any other territory other than the continental United States, Alaska and Hawaii, and that Producer has no obligation to fulfill orders from any other area.

4.     DISTRIBUTOR ORDERS, COMMISSION AND INVOICING
         4.1. Distributor shall send orders to Producer by FAX. Distributor must include all Distributor's customer pricing on orders sent to Producer, including retail costs less any applicable discounts, such as preview or rental credits. Producer will ship all sales and rental Programs, and any related material directly to Distributor's Client. Producer will then send to Distributor an invoice noting the price of the Program and any related materials shipped, less any applicable discounts and amount due Producer from Distributor.
         4.2. Producer will invoice Distributor for Producer's retail list price for products, less any applicable discounts, less commission net of discounts, plus shipping costs.

         4.3. Distributor will receive the following commissions:

                           Video Sales/Rentals    50%
                           Non-Video Products     25%

Non-Video Products includes, but is not limited to, all workbook, facilitator manual, and book sales.

         4.4. Producer agrees to send Distributor regular invoices on or after shipment date of the product and a monthly statement of invoices outstanding on account.
         4.5. Producer agrees to credit Distributor's preview and/or rental invoice toward the purchase price of an order of the same product by the same customer if the order is placed within ninety (90) days of the preview and/or rental order.
         4.6. Distributor may opt to fulfill preview orders from their office. Distributor must acquire preview stock from Producer for the cost of the materials at price set by producer.
         4.7. Distributor agrees to pay postage for all orders fulfilled by Producer. The current minimum postage cost is $12.50 for shipment of one videocassette/ via ground shipping method/unless otherwise stated. If shipping rates change. Producer agrees to advise Distributor promptly and Distributor agrees to pay the new rates. If Producer agrees to honor a no-charge preview. Distributor still agrees to pay Producer the invoiced shipping amount. Producer reserves the right to fulfill any order with any shipping carrier and service which will deliver the Product by Distributor's required date.
         4.8. If a Distributor's customer upgrades a preview or rental order with Producer directly within 90 days following the preview date. Producer will treat the upgraded order as if the Distributor had placed the order on behalf of their customer and Distributor will be credited and invoiced appropriately.
         4.9. Producer reserves the right to bill Distributor's customer directly on any order, if the Distributor account with Producer is past due by more than 30 days. In such cases. Distributor will invoice Producer for commission due on order, and Producer will issue payment to Distributor after the full payment is received from customer.
         4.10. Distributor will devote its best efforts to promote and sell Producer's programs.
         4.11. Distributor will devote its best efforts to follow Producer's marketing and promotional policies as notified by Producer.
         4.12. Distributor will notify Producer promptly of any violations of Producer's copyright, and will cooperate in any actions against violators.
         4.13 Producer agrees to keep Distributor's customer's names confidential and Producer will not market, promote, or advertise to such names.

5.     PRODUCT PRICING AND QUANTITY DISCOUNTS
         5.1 Distributor agrees to notify their customers of the current published and advertised prices set by Producer for videocassette preview, rental and sale as well as other related materials. The quantity discount schedule Producer agrees to honor for multiple purchases on one order is as follows:
                            2 - 3           10%
                            4 - 6           15%
                            7 - 9           20%
                            10 - 19         25%
                            20 & over       Call for quote

         5.2 Distributor agrees to quote only those Retail List prices published by Producer and Producer is only responsible to honor such published Retail list prices and is not obligated to honor any lesser price order unless an alternative price is agreed to in writing in advance.

6.    PAYMENTS TO PRODUCER
         6.1 Distributor agrees to make full payment to the Producer in such manner that payment shall be received by Producer within 60 days of the date of invoice. Producer may terminate this contract in the event of late or non-payment of monies owed by the Distributor to the Producer. Such termination shall not relieve Distributor from all of Distributor's obligations hereunder. If this Agreement is terminated under these conditions termination shall be immediate. In addition, should this agreement be terminated under the conditions noted above Distributor agrees to pay Producer a one and one-half percent (1.5%) per month late fee on all past due invoices, not to exceed eighteen percent (18%) per annum.
         6.2 Producer reserves the right to require payment in advance by Distributors at any time for Distributor's orders if the Distributor account with Producer is past due 60 days, or if the credit-worthiness of the Distributor is, in the sole discretion of the Producer, deemed to be impaired.

7.     OTHER TERMS OF CANCELLATION
         7.1. If either party fails to comply with all the terms and conditions of this Agreement or should either party become involved in solvency proceedings, receivership, bankruptcy or become acquired by a third party the other party may serve notice of termination. If this Agreement is terminated under these conditions, the date of termination shall be immediate.
         7.2. Upon termination notification sent by either party to the other. Distributor agrees, to return to Producer all sample copy videocassettes of all Producer Programs in its possession and shall cease all marketing efforts on behalf of Producers Programs. Additionally, Distributor agrees to make payment in full of any unpaid invoices owed to Producer when due.

8.    DISTRIBUTOR IN-HOUSE PROGRAM SAMPLES
Producer agrees to provide Distributor one (1) complimentary preview videocassette of each product for distribution during the term of this Agreement. These sample prints are to be used by Distributor only to provide preview of Producers products at Distributors screening room facilities or for use in familiarizing Distributor sales personnel with the product. Distributor agrees to keep all sample tapes in good physical condition. Should a tape become damaged it may be returned to Producer for replacement.

9.    ADVERTISING APPROVAL
Distributor agrees to send Producer samples or copies of all proposed sales advertising, catalogs or other promotional materials designed to market any title covered by this agreement and to withdraw any promotional materials which the Producer judges to be inaccurate or contains unauthorized photos or data.

10.   AGREEMENT EXCLUSIONS
         10.1. Distributor acknowledges and agrees that Distributor is expressly prohibited from broadcasting or cablecasting or transmitting Producer's Programs in any manner and that Distributor will not sell, rent or otherwise distribute the Programs to any organization, individual or business entity that intends to broadcast the Programs in any manner without prior written permission of the Producer.

         10.2. Distributor acknowledges and agrees that duplication of any of the Producer's Programs or related materials in any form or for any reason without the prior express written permission of the Producer is strictly prohibited.
         10.3. Distributor agrees to send all orders for any title directly to Producer and Distributor acknowledges and agrees that fulfillment of any order for any title by any other means is strictly prohibited.

11.    WARRANTIES AND INDEMNIFICATION
Both Producer and Distributor warrant and represent that they possess the authority to enter into this license and perform its respective obligations hereunder. Producer warrants and represents that the materials in the titles do not violate any proprietary right of any third party and that all clearances necessary to distribute the titles in the market and territory listed have been obtained.

12.    RELATIONSHIP AND TAXES
         12.1. The relationship between Producer and Distributor shall be that of independent contractors. Nothing in this license shall be construed to constitute employment, partnership or any other association. Neither party shall be liable for any debts, liability, expenses or obligation of the other. Also, neither party shall have the authority to obligate the other in any manner whatsoever without prior written consent and authorization.
         12.2. Distributor agrees to pay any and all inventory and/or property taxes levied on Producer's Products by the city, county, and/or state within which Distributor is located and Distributor acknowledges and agrees that any such taxes due will not affect the amount of any monies due Producer.

13.    ARBITRATION
         Any controversy or claim arising out of or relating to this Agreement or breach thereof, except controversies involving less than two thousand five hundred dollars ($2,500.00) shall be settled b arbitration in accordance with the Rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof.

14.   ASSIGNMENT
         Distributor may not assign any of its rights or obligations hereunder without the express, prior written consent of Producer and any purported assignment in violation of this provision shall be void and of no force and effect.

15.   AMENDMENTS
         This agreement cannot be amended unless in writing and signed by each party hereto.

16.   CONDITION
         This agreement shall constitute the entire agreement between the parties hereto with respect to tr subject matter hereof and shall supersede all other agreements written and oral with respect hereto.

17.    NOTICE PROVISION
         All notices and statements required to be given hereunder must be in writing and delivered by hand or FAX and followed by first class mail confirmation copy to the address set forth above or to such other address as notifying party has been advised in writing by the other party hereto.

18.    CONFLICT RESOLUTION
         18.1 Any legal action or proceeding or arbitration with respect to this agreement may bebrought in the courts of the State of California or in the Federal Courts for the Central District of California or through the American Arbitration Association office in Los Angeles, California as party filing such legal action, proceeding or arbitration shall elect.
         18.2 This agreement and the rights and obligations of the parties hereto shall be governed exclusively by and construed and enforced in accordance with the internal laws of the State of California regarding the conflict or choice of laws.
         18.3 Service of all writs, processes, and summonses in any action, suit, or proceeding instituted by a party hereto in any of the courts of the State of California or of the U.S.A. or pursuant to the Rules of the American Arbitration Association may be made upon any party hereto by any means permitted by law, and to the extent permitted by law, by the mailing of copies of the same to such party, enclosed in registered or certified mail cover, at the address designated for the applicable party herein above, such service to become effective 10 days after such mailing.

19.   AUTHORITY
         The person signing this Agreement warrants that he/she has the authority to do so on behalf of Distributor, and, by so signing, binds Distributor to the terms and conditions herein.

Signed and Agreed to for DISTRIBUTOR:


    /s/ Robert Johnson                                 4/24/00
----------------------------------------         --------------------
Media Partner's Corporation                             DATE


For Advanced Knowledge, Inc.:


     /s/ Howard Young                                  3/31/00
----------------------------------------         --------------------
Howard Young                                            DATE
President
Advanced Knowledge, Inc.

File: TFPAKI